FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5885	James Anderson, 312-822-7757
CNA FINANCIAL ANNOUNCES SECOND QUARTER 2018 RESULTS

•	Q2 NET INCOME OF $270M; $0.99 PER SHARE; ROE 9.4%

•	Q2 CORE INCOME OF $270M; $0.99 PER SHARE; ROE 9.1%

•	Q2 P&C COMBINED RATIO OF 93.8% VS. 93.5%

•	YTD P&C COMBINED RATIO OF 93.5% VS. 95.3%

•	Q2 P&C UNDERLYING COMBINED RATIO OF 95.3% VS. 94.6%

•	YTD P&C UNDERLYING COMBINED RATIO OF 94.3% VS. 95.9%

•	QUARTERLY DIVIDEND INCREASED 17% TO $0.35 PER SHARE
CHICAGO, July 30, 2018 --- CNA Financial Corporation (NYSE: CNA) today announced second quarter 2018 net income and core income of $270 million, or $0.99 per share. Property & Casualty Operations combined ratio for the second quarter was 93.8% compared with 93.5% in the second quarter of 2017. Property & Casualty Operations net written premiums grew 4% compared to the prior year quarter. Net investment income, after tax, was $416 million for the second quarter of 2018.
Net income for the six months ended June 30, 2018 was $561 million, or $2.06 per share, and core income was $551 million, or $2.02 per share, both improved from the prior year period. Property & Casualty Operations combined ratio for the six months ended June 30, 2018 was 93.5% compared with 95.3% in the prior year period. Property & Casualty Operations underlying combined ratio for the six months ended June 30, 2018 was 94.3% compared with 95.9% in the prior year period. Property & Casualty Operations net written premiums grew 7% for the six months ended June 30, 2018 compared to the prior year period. Net investment income, after tax, was $821 million for the six months ended June 30, 2018.
CNA Financial declared a quarterly dividend of $0.35 per share, payable August 29, 2018 to stockholders of record on August 13, 2018.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions, except per share data)	2018	2017	2018	2017
Net income(a)	$270	$272	$561	$532
Core income (a)(b)	270	239	551	474

Net income per diluted share	$0.99	$1.00	$2.06	$1.96
Core income per diluted share	0.99	0.88	2.02	1.74

	June 30, 2018	December 31, 2017
Book value per share	$42.06	$45.15
Book value per share excluding AOCI	44.29	45.02

(a)	Results in 2018 benefited from the reduction of the U.S. Federal tax rate from 35% to 21%.

(b)
Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.

"I am pleased with the second quarter’s strong core income of $0.99 per share, and combined with our first quarter performance generated a first half core income of $2.02 per share, which is the highest first-half result for CNA in over 10 years. Our first half underlying combined ratio of 94.3% improved 1.6 points compared with the first half of 2017. These results give me confidence in the ongoing progress CNA is making in our journey of generating sustained top quartile underwriting performance," said Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation.
Property & Casualty Operations

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2018	2017	2018	2017
Net written premiums	$1,769	$1,702	$3,582	$3,334
NWP change (% year over year)	4%	5%	7%	1%
Net investment income	$302	$276	$587	$619
Core income	319	261	646	529

Loss ratio excluding catastrophes and development	61.4%	60.5%	60.7%	61.3%
Effect of catastrophe impacts	1.6	2.4	1.8	2.3
Effect of development-related items	(3.1)	(3.5)	(2.6)	(2.9)
Loss ratio	59.9%	59.4%	59.9%	60.7%

Expense ratio	33.5%	33.8%	33.2%	34.3%

Combined ratio	93.8%	93.5%	93.5%	95.3%
Combined ratio excluding catastrophes and development	95.3%	94.6%	94.3%	95.9%

•
The combined ratio excluding catastrophes and development increased 0.7 points for the second quarter of 2018 as compared with the prior year quarter driven by a 0.9 point increase in the underlying loss ratio primarily due to a higher number of large property losses. This was partially offset by a 0.3 point improvement in the expense ratio driven by higher net earned premiums.

For the year-to-date period, the combined ratio excluding catastrophes and development improved 1.6 points as compared with the prior year period driven by 0.6 points of improvement in the underlying loss ratio, as property losses were within expectations, and a 1.1 point improvement in the expense ratio primarily due to higher net earned premiums.

•
The combined ratio increased 0.3 points for the second quarter of 2018 as compared with the prior year quarter. Net catastrophe losses were $26 million, or 1.6 points of the loss ratio in the quarter as compared with $39 million, or 2.4 points of the loss ratio, for the prior year quarter. Favorable net prior year development improved the loss ratio by 3.1 points in the quarter as compared with a 3.5 point improvement in the prior year quarter.

For the year-to-date period, the combined ratio improved 1.8 points as compared with the prior year period. Net catastrophe losses were $60 million, or 1.8 points of the loss ratio in the current year-to-date period as compared with $73 million, or 2.3 points of the loss ratio, for the prior year period. Favorable net prior year development improved the loss ratio by 2.6 points in the current year-to-date period as compared with a 2.9 point improvement in the prior year period.

•	Net written premiums grew 4% as compared with the prior year quarter. For the year-to-date period, net written premiums grew 7%.

Business Operating Highlights
Specialty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2018	2017	2018	2017
Net written premiums	$688	$701	$1,374	$1,371
NWP change (% year over year)	(2)%	3%	—%	1%
Core income	$183	$131	$354	$268

Loss ratio excluding catastrophes and development	60.5%	61.0%	60.4%	61.9%
Effect of catastrophe impacts	0.5	0.9	0.5	0.7
Effect of development-related items	(6.4)	(3.8)	(5.5)	(3.0)
Loss ratio	54.6%	58.1%	55.4%	59.6%

Expense ratio	32.0%	32.0%	31.6%	32.0%

Combined ratio	86.8%	90.3%	87.2%	91.7%
Combined ratio excluding catastrophes and development	92.7%	93.2%	92.2%	94.0%

•
The combined ratio excluding catastrophes and development improved 0.5 points for the second quarter of 2018 as compared with the prior year quarter driven by a 0.5 point improvement in the underlying loss ratio. For the year-to-date period, the combined ratio excluding catastrophes and development improved 1.8 points.

•
The combined ratio improved 3.5 points for the second quarter of 2018 as compared with the prior year quarter. Favorable net prior year development improved the loss ratio by 6.4 points in the quarter as compared with a 3.8 point improvement in the prior year quarter. For the year-to-date period, the combined ratio improved 4.5 points.

•
Net written premiums for Specialty decreased 2% for the second quarter of 2018 as compared with the prior year quarter driven by a higher level of ceded reinsurance to support growth in management liability and lower retention partially offset by higher new business and positive renewal premium change. For the year-to-date period, net written premiums were consistent.

Commercial

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2018	2017	2018	2017
Net written premiums	$810	$782	$1,642	$1,506
NWP change (% year over year)	4%	4%	9%	—%
Core income	$143	$120	$276	$231

Loss ratio excluding catastrophes and development	60.8%	59.0%	60.3%	60.6%
Effect of catastrophe impacts	2.5	4.7	3.2	4.3
Effect of development-related items	(0.9)	(4.1)	(0.8)	(3.2)
Loss ratio	62.4%	59.6%	62.7%	61.7%

Expense ratio	33.5%	34.4%	33.4%	35.8%

Combined ratio	96.6%	94.6%	96.8%	98.0%
Combined ratio excluding catastrophes and development	95.0%	94.0%	94.4%	96.9%

•
The combined ratio excluding catastrophes and development increased 1.0 point for the second quarter of 2018 as compared with the prior year quarter driven by a 1.8 point increase in the underlying loss ratio, primarily due to a higher number of large property losses. This was partially offset by 0.9 points of improvement in the expense ratio driven by lower IT spend, lower employee costs and higher net earned premiums. For the year-to-date period, the combined ratio excluding catastrophes and development improved 1.7 points after adjusting for the Small Business premium rate adjustment in the prior period.

•
The combined ratio increased 2.0 points for the second quarter of 2018 as compared with the prior year quarter. Net catastrophe losses were $19 million, or 2.5 points of the loss ratio, for the second quarter of 2018, as compared to $35 million, or 4.7 points of the loss ratio, for the prior year quarter. Favorable net prior year development improved the loss ratio by 0.9 points in the quarter as compared with a 4.1 point improvement in the prior year quarter. For the year-to-date period, the combined ratio increased 1.3 points after adjusting for the Small Business premium rate adjustment in the prior period.

•
Net written premiums for Commercial were 4% higher for the second quarter of 2018 as compared with the prior year quarter driven by positive renewal premium change and higher new business. For the year-to-date period, net written premiums grew 6% after adjusting for the Small Business premium rate adjustment in the prior period.

International

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2018	2017	2018	2017
Net written premiums	$271	$219	$566	$457
NWP change (% year over year)	24%	13%	24%	6%
Core (loss) income	$(7)	$10	$16	$30

Loss ratio excluding catastrophes and development	65.9%	63.8%	62.9%	61.7%
Effect of catastrophe impacts	1.6	(0.5)	1.3	0.6
Effect of development-related items	(0.7)	(0.5)	(0.5)	(1.7)
Loss ratio	66.8%	62.8%	63.7%	60.6%

Expense ratio	37.9%	37.3%	37.1%	37.1%

Combined ratio	104.7%	100.1%	100.8%	97.7%
Combined ratio excluding catastrophes and development	103.8%	101.1%	100.0%	98.8%

•
The combined ratio excluding catastrophes and development increased 2.7 points for the second quarter of 2018 as compared with the prior year quarter primarily due to a 2.1 point increase in the underlying loss ratio driven by a higher number of large property losses mainly in Canada. For the year-to-date period, the combined ratio excluding catastrophes and development increased 1.2 points.

•
The combined ratio increased 4.6 points for the second quarter of 2018 as compared with the prior year quarter. Net catastrophe losses were $4 million, or 1.6 points of the loss ratio, for the second quarter of 2018. There were no net catastrophe losses for the three months ended June 30, 2017. Favorable net prior year development improved the loss ratio by 0.7 points in the quarter as compared with a 0.5 point improvement in the prior year quarter. For the year-to-date period, the combined ratio increased 3.1 points.

•
Net written premiums for International increased 19% excluding currency fluctuations, for the second quarter of 2018 as compared with the prior year quarter driven by positive renewal premium change and higher new business. For the year-to-date period, net written premiums grew 16% excluding currency fluctuations.

Life & Group

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2018	2017	2018	2017
Net investment income	$198	$195	$398	$392
Total operating revenues	329	330	664	661
Core (loss) income	(10)	5	4	9
Core results decreased $15 million for the second quarter of 2018 as compared with the prior year quarter. Excluding the unfavorable effect of the Federal corporate income tax rate change which reduced the income tax benefit, core income was consistent with the prior year period. Morbidity continues to trend in line with expectations. Persistency was slightly unfavorable in the quarter. Excluding the unfavorable effect of the Federal corporate income tax rate change, core income for the year-to-date period increased approximately $23 million.
Corporate & Other

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2018	2017	2018	2017
Net investment income	$6	$4	$11	$9
Interest expense	34	39	68	77
Core loss	(39)	(27)	(99)	(64)
Core loss increased $12 million for the second quarter of 2018 as compared with the prior year quarter. Excluding the unfavorable effect of the Federal corporate income tax rate change, core loss increased approximately $5 million driven by non-recurring costs of $23 million associated with the transition to a new IT infrastructure service provider. This was partially offset by a higher recognition of retroactive reinsurance deferred gain on the LPT due to higher net A&EP claim payments, as compared to the prior year period. Excluding the unfavorable effect of the Federal corporate income tax rate change, core loss for the year-to-date period increased approximately $17 million.
Net Investment Income
Pretax net investment income increased $31 million for the second quarter of 2018 as compared with the prior year quarter. The increase was driven by limited partnership and common stock investments, which returned 1.8% in 2018 as compared with 0.7% in the prior year quarter. Net investment income, after tax, increased $72 million for the three months ended June 30, 2018 as compared with the same period in 2017 driven by the lower tax rate and higher limited partnership returns. For the year-to-date period, pretax net investment income decreased $24 million and net investment income, after tax, increased $88 million.

About the Company
CNA is the eighth largest commercial insurer in the United States. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada, Europe and Asia, backed by 120 years of experience and more than $45 billion of assets.  For more information about CNA, visit our website at www.cna.com. “CNA” is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the “CNA” service mark in connection with insurance underwriting and claims activities.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 572-7025, or for international callers, (719) 325-2420. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details. A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments

•
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.

•
Commercial works with an independent agency distribution system and a network of brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations.

•
International provides property and casualty insurance and specialty coverages on a global basis through its operations in Canada, the United Kingdom, Continental Europe and Singapore as well as through its presence at Lloyd’s of London.

•	Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.

•
Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.

Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

•	Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.

•	Underlying loss ratio represents the loss ratio excluding catastrophes and development.

•	Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.

•	Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.

•	Combined ratio is the sum of the loss, expense and dividend ratios.

•	Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.

•	Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.

•	Rate represents the average change in price on policies that renew excluding exposure change.

•	Retention represents the percentage of premium dollars renewed in comparison to the expiring premium dollars from policies available to renew.

•	New business represents premiums from policies written with new customers and additional policies written with existing customers.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income to Core Income
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of i) net realized investment gains or losses, ii) income or loss from discontinued operations, iii) any cumulative effects of changes in accounting guidance and iv) deferred tax asset and liability remeasurement as a result of an enacted U.S. Federal tax rate change. The calculation of core income (loss) excludes net realized investment gains or losses because net realized investment gains or losses are generally driven by economic factors that are not necessarily consistent with key drivers of underwriting performance, and are therefore not considered an indication of trends in insurance operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2018	2017	2018	2017
Net income	$270	$272	$561	$532
Less: Net realized investment gains	—	33	10	58
Core income	$270	$239	$551	$474
Reconciliation of Net Income per Diluted Share to Core Income per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income per diluted share is core income on a per diluted share basis.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2018	2017	2018	2017
Net income per diluted share	$0.99	$1.00	$2.06	$1.96
Less: Net realized investment gains	—	0.12	0.04	0.22
Core income per diluted share	$0.99	$0.88	$2.02	$1.74
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	June 30, 2018	December 31, 2017
Book value per share	$42.06	$45.15
Less: Per share impact of AOCI	(2.23)	0.13
Book value per share excluding AOCI	$44.29	$45.02

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2018	2017	2018	2017
Annualized net income	$1,078	$1,090	$1,122	$1,064
Average stockholders' equity including AOCI (a)	11,420	11,861	11,830	11,999
Return on equity	9.4%	9.2%	9.5%	8.9%

Annualized core income	$1,080	$956	$1,101	$948
Average stockholders' equity excluding AOCI (a)	11,922	11,890	12,115	12,068
Core return on equity	9.1%	8.0%	9.1%	7.9%

(a)	Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

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